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                                                                    EXHIBIT 5.01

                                        February 10, 2003

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA  01801

            RE: Registration Statement on Form S-3 Relating to $230,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes Due November 2007, and 25,412,960 shares of Common Stock

Dear Sir or Madam:

            We are counsel to Skyworks Solutions, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), on or about the date hereof, covering the resale to the public of up to $230,000,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due November 2007 of the Company (the "Notes"), and up to 25,412,960 shares of the Company's common stock, $0.25 par value per share (the "Shares"), which may be issued upon the conversion of the Notes.

            We have reviewed the corporate proceedings taken and proposed to be taken by the Board of Directors of the Company with respect to the authorization and issuance of the Notes and the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company, including that certain Indenture, dated as of November 12, 2002 (the "Indenture"), between the Company and State Street Bank & Trust Company, and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

            Based upon and subject to the foregoing, we are of the opinion that
(i) the Notes have been duly authorized and issued, and are binding obligations of the Company entitled to the benefits of the Indenture, and (ii) the Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                        Very truly yours,

                                        /s/ TESTA, HURWITZ & THIBEAULT, LLP

                                        TESTA, HURWITZ & THIBEAULT, LLP